Exhibit 10.42.2

FIRST AMENDMENT TO
AMENDED AND RESTATED SPECIAL COMPENSATION
AND NON-COMPETE AGREEMENT

This First Amendment (the “Amendment”) to that certain Amended and Restated Employment Agreement made and entered into as of December 31, 2008 by and between Sprint Nextel Corporation and PAGET L. ALVES is entered into on this 11th day of December, 2012. Certain capitalized terms shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Company and the Executive desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby amend the Agreement as follows:

1.	Effective as of November 6, 2012, Section 6.12 of the Agreement is replaced in its entirety by the following:

6.12    Competitor

Because of the highly competitive, evolving nature of the Company's industry, the identities of companies in competition with the Company are likely to change over time. The following tests, while not exclusive indications of what employment may be competitive, are designed to assist the parties and any court in evaluating whether particular employment is prohibited under this Agreement.
“Competitor” means either of the following:

(i)
any person doing business in the United States or any of its Divisions employing Executive if the person or its Division receives at least 15% of its gross operating revenues from providing wireless communications services of any type (for example, voice, data, including Internet, and video); or

(ii)
any person doing business in the United States, or any of its Divisions employing Executive, operating for less than 5 years a wireless line of business from which the Company derives at least 3% of its gross operating revenues, notwithstanding such person's or Division's lack of substantial revenues in such line of business.

For purposes of the foregoing, gross operating revenues of the Company and such other person shall be those of the Company or such person, together with their Consolidated Affiliates, but those of any Division employing or proposing to employ the Executive shall be on a stand-alone basis, all measured by the most recent available financial information of both the Company and such other person or Division at the time the Executive accepts, or proposes to accept, employment with or to otherwise perform services for such person. If financial information is not publicly available or is inadequate for purposes of applying this definition, the burden shall be on the Executive to demonstrate that such person is not a Competitor.

In all other respects, the terms, conditions and provisions of the Agreement shall remain the same.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Amendment, as of the date set forth above.

SPRINT NEXTEL CORPORATION

/s/ Sandra J. Price
By: Sandra J. Price,
Senior Vice President, Human Resources

EXECUTIVE

/s/ Paget L. Alves
PAGET L. ALVES